Exhibit 99.1

FOR IMMEDIATE RELEASE	For more information, contact:
Lyne Andrich, 303.312.3458
Sue Hermann, 303.312.3488

COBIZ INC. Raises $30 Million in
Trust-Preferred Securities Offering

DENVER — May 24, 2004 —COBIZ INC. (Nasdaq: COBZ) today announced that it has raised $30 million through a pooled trust-preferred securities offering. The trust-preferred securities were issued by a newly established affiliate, CoBiz Capital Trust II. Cohen Bros. & Company acted as the placement agent in the pooled offering. The company expects to utilize the net proceeds from the offering for general corporate purposes, including providing capital to its core banking franchise, composed of Colorado Business Bank and Arizona Business Bank. It is anticipated that the net proceeds will qualify as capital for regulatory purposes.

The trust preferred securities will mature in 30 years and bear an interest rate that will float at a spread above three-month LIBOR. The rate will adjust quarterly at LIBOR plus 2.60%. Interest on the securities is payable quarterly. COBIZ may redeem the trust-preferred securities, in whole or in part, on or after May 18, 2009, or earlier under certain conditions.

The trust preferred securities have not been and will not be registered under the Securities Act of 1933, as amended, or applicable state securities laws and, unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act of 1933, as amended, and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the trust preferred securities. This press release is being issued pursuant to and in accordance with Rule 135c under the Securities Act of 1933, as amended.

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COBIZ INC. (www.cobizinc.com) is a $1.5 billion financial holding company headquartered in Denver. The company operates Colorado Business Bank and Arizona Business Bank, full-service commercial banking institutions that offer a broad range of sophisticated banking services — including credit, treasury management, investment and deposit products — to a targeted customer base of professionals and small to medium-sized businesses. COBIZ also offers trust and fiduciary services through CoBiz Private Asset Management; property and casualty insurance brokerage and risk management consulting services through CoBiz Insurance; investment banking services through Green Manning & Bunch; the management of stock and bond portfolios for individuals and institutions through Alexander Capital Management Group; and employee and executive benefits consulting and wealth transfer services through Financial Designs.

The discussion in this press release contains forward-looking statements. Although the Company believes that the expectations reflected in the forward looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. The forward-looking statements involve risks and uncertainties that affect the Company’s operations, financial performance and other factors, as discussed in the Company’s filings with the Securities and Exchange Commission. These risks include the impact of interest rates and other general economic conditions, loan and lease losses, risks related to the execution of the Company’s growth strategy, the possible loss of key personnel, factors that could affect the Company’s ability to compete in its market areas, changes in regulations and government policies and other factors discussed in the Company’s filings with the Securities and Exchange Commission.

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